Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Reports Results for Third Quarter 2012

LOS ANGELES, CA (November 8, 2012) – Rentech, Inc. (NYSE MKT: RTK) today announced its results for the three and nine months ended September 30, 2012. Rentech owns and develops technologies that enable the production of certified synthetic fuels, renewable power and hydrogen. The Company also owns the general partner and a majority of the common units of Rentech Nitrogen Partners, L.P. (NYSE: RNF) which operates two fertilizer production facilities. Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including Rentech Nitrogen. The results of Rentech Nitrogen are reported as the nitrogen products manufacturing segment of Rentech.

Rentech Nitrogen Partners Acquisition of Agrifos LLC

On November 1, 2012, Rentech Nitrogen acquired all of the membership interests of Agrifos LLC, which owns a fertilizer production facility in Pasadena, Texas, that produces primarily ammonium sulfate (AS) fertilizer. The acquisition is expected to be accretive to Rentech Nitrogen’s cash available for distribution per unit beginning in 2013.

The acquired Pasadena facility is the third largest producer of ammonium sulfate fertilizer as well as the largest producer of synthetic granulated AS in North America. The plant’s other products include ammonium thiosulfate fertilizer, or ATS, and sulfuric acid, or SA. The plant uses ammonia and sulfur as raw materials to produce these products. Product margins and seasonality of sales are generally less variable than those of ammonia and UAN, with premium pricing received for the plant’s superior quality AS product. The products are sold through distributors to customers within the U.S. and Brazil. AS and ATS are typically blended with other nitrogen, phosphate, and potash fertilizers for application to a variety of crops to maximize yields and maintain nutrient balance within crops. SA is utilized for industrial purposes. The Pasadena facility and site provide a number of opportunities for growth in cash flow expected to be provided by the facility.

Financial Highlights

Results for the three and nine months ended September 30, 2012 and 2011 exclude those of Agrifos LLC since Rentech Nitrogen acquired Agrifos subsequent to September 30, 2012.

Three months ended September 30, 2012

Consolidated revenues for the three months ended September 30, 2012 were $60.2 million, compared to $38.6 million for the comparable period last year. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen.

Consolidated operating income for the three months ended September 30, 2012 was $16.6 million, compared to an operating loss of $53.7 million for the three months ended September 30, 2011. During the third quarter of 2011, Rentech reported a $58.7 million loss due to impairments for the Company’s abandoned alternative energy projects. Rentech also extinguished a liability of $7.9 million related to its previously abandoned coal-to-liquids conversion project at its fertilizer plant.

During the three months ended September 30, 2012, Rentech’s nitrogen products manufacturing segment generated operating income of $29.2 million, compared to $10.4 million during the comparable period in the prior year. EBITDA for Rentech’s nitrogen products manufacturing segment was $32.9 million for the period, compared to $12.9 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income for Rentech’s nitrogen products manufacturing segment have been included below in this press release.

For the three months ended September 30, 2012, Rentech reported consolidated net income of $4.3 million, or $0.02 per basic share. This compares to a net loss of $59.1 million, or $0.26 per basic share, reported in the comparable period in the prior year. Excluding non-recurring items, the Company generated net loss of $0.04 per share for the prior period. Further explanation of net income excluding non-recurring items, a non-GAAP financial measure, and a reconciliation of consolidated net income excluding non-recurring items to net income have been included below in this press release.

Commenting on results for the period, D. Hunt Ramsbottom, President and CEO of Rentech, said, “The strong results we reported this quarter reflect high margins and prices in our nitrogen products manufacturing segment and reduced R&D expenses in our alternative energy segment.” Mr. Ramsbottom continued, “To increase shareholder value at Rentech we are further reducing R&D expenses, moving to commercialize our technologies with partners and invest in energy-related businesses with conventional technologies and good returns, and expanding Rentech Nitrogen through growth and acquisitions. The recent acquisition of Agrifos is one example of our execution of this strategy. We’re confident that this accretive acquisition and the diversification and risk reduction benefits it brings to Rentech Nitrogen will enhance the value of our fertilizer business, which directly benefits Rentech’s shareholders.”

Consolidated selling, general and administrative (SG&A) expenses were $12.1 million for the three months ended September 30, 2012, compared to $4.4 million for the comparable period in the prior year. Current period SG&A expenses were comprised of $6.6 million for the alternative energy business and $5.5 million for the nitrogen fertilizer business, compared to $2.7 million and $1.8 million, respectively, for the prior-year period. The increase in SG&A expenses for the alternative energy segment was primarily attributable to an increase in non-cash compensation expense of $3.0 million, an increase that was mainly due to a $2.2 million reversal of previously accrued non-cash compensation expense in the 2011 period for grants related to milestones associated with projects that were terminated; cash SG&A expenses for the alternative energy segment increased by $0.9 million. The $3.7 million increase in SG&A expenses for the nitrogen products manufacturing segment was primarily due to business development expenses, including costs of $1.7 million relating to the Agrifos acquisition. Also contributing to the increase were costs associated with having become a publicly traded limited partnership, including an increase of $1.1 million in non-cash unit-based compensation expense.

Research and development (R&D) expenses incurred in the alternative energy segment during the three months ended September 30, 2012 were $5.6 million, down from $10.2 million for the comparable period in the prior year. The decrease in R&D expenses resulted primarily from reductions in costs related to the Rentech-ClearFuels gasifier of approximately $11.4 million and a reduction in sales and use taxes related to the Product Demonstration Unit (PDU) of $1.5 million, which were partially offset by lower reimbursements from the U.S. Department of Energy (DOE) of costs related to the gasifier of approximately $7.0 million.

Rentech Nitrogen’s bi-annual turnaround occurred during the three months ended September 30, 2011, which reduced production and affected the timing of product shipments. With fewer tons available for sale last year, Rentech Nitrogen secured a larger percentage of sales for delivery in the fourth quarter of 2011, which resulted in reduced deliveries in the third quarter of last year. The warm, dry weather during the second quarter of 2012 reduced UAN sales volume, resulting in additional product available for delivery in the third quarter of 2012.

Rentech Nitrogen’s natural gas hedging strategy resulted in average natural gas costs of $3.14 per MMBtu for the third quarter of 2012, compared to $4.74 per MMBtu for the prior-year period. Lower natural gas costs combined with strong product prices contributed to gross margins of 58% in the current period, up significantly from 33% for the same quarter last year.

Nine months ended September 30, 2012

Consolidated revenues for the nine months ended September 30, 2012 were $169.5 million, compared to $137.0 million for the comparable period last year. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen.

Consolidated operating income for the nine months ended September 30, 2012 was $52.6 million, compared to an operating loss of $37.4 million for the comparable period last year. During the nine months ended September 30, 2011, Rentech reported a $58.7 million loss due to impairments for the Company’s abandoned alternative energy projects and extinguished a liability of $7.9 million related to its previously abandoned coal-to-liquids conversion project at its fertilizer plant.

During the nine months ended September 30, 2012, Rentech’s nitrogen products manufacturing segment generated operating income of $90.3 million, compared to $55.3 million during the comparable period in the prior year. EBITDA for Rentech’s nitrogen products manufacturing segment was $99.7 million for the period, compared to $62.7 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income for Rentech’s nitrogen products manufacturing segment have been included below in this press release.

For the nine months ended September 30, 2012, Rentech reported consolidated net income of $10.5 million, or $0.05 per share. This compares to a net loss of $58.8 million, or $0.26 per share, reported in the comparable period in the prior year. Excluding loss on debt extinguishment and non-recurring items, the Company generated net income of $0.00 per share for the prior-year period. Further explanation of net income excluding loss on debt extinguishment and non-recurring items, a non-GAAP financial measure, and a reconciliation of consolidated net income excluding loss on debt extinguishment and non-recurring items to net income have been included below in this press release.

Consolidated SG&A expenses were $33.8 million for the nine months ended September 30, 2012, compared to $20.3 million for the comparable period in the prior year. Current period SG&A expenses were comprised of $21.9 million for the alternative energy business and $12.0 million for the nitrogen fertilizer business, compared to $16.0 million and $4.4 million, respectively, for the prior-year period. The net increase in SG&A expenses for the alternative energy segment was primarily attributable to an increase in non-cash compensation expense of $6.0 million, reflecting the reversal of accruals of $2.2 million in the year-ago period for grants related to milestones associated with projects that were terminated; cash SG&A expenses for the alternative energy segment declined by $0.1 million. The $7.6 million increase in SG&A expenses for the nitrogen products manufacturing segment was primarily due to business development expenses, including acquisition costs of $2.0 million relating to the Agrifos acquisition, and the costs associated with having become a publicly traded limited partnership, including an increase of $2.3 million in non-cash unit-based compensation expense.

R&D expenses incurred in the alternative energy segment during the nine months ended September 30, 2012 were $14.7 million, down from $24.6 million for the comparable period in the prior year. The decrease in R&D expenses resulted primarily from a decrease in costs related to the Rentech-ClearFuels gasifier of approximately $18.0 million, a reduction in sales and use taxes related to the PDU of approximately $2.0 million, and plant modifications of approximately $0.7 million, which was partially offset by lower reimbursements from the DOE of costs related to the gasifier of approximately $9.4 million.

Rentech Nitrogen’s natural gas hedging strategy resulted in average natural gas costs of $3.63 per MMBtu for the first nine months of 2012, compared to $4.78 per MMBtu for the prior-year period. Lower natural gas costs combined with strong product prices contributed to gross margins of 61% in the current period, up significantly from 44% for the same period last year.

Outlook

Cash operating and capital expenditures for Rentech’s alternative energy segment are expected to be approximately $45 million in 2012, consistent with the Company’s previous guidance.

Rentech has made significant progress on agreements for the licensing and commercialization of certain of its energy technologies. As those discussions progress, Rentech is evaluating alternatives for its technology portfolio, with the assistance of advisors. The prospective benefits of a licensing and commercialization partnership are being assessed in comparison to any incremental costs required by such a partnership, and in comparison to the prospective benefits and costs of alternatives for the technology portfolio. Rentech is currently planning for R&D spending for 2013 in the range of $10 million. Successful licensing and commercialization agreements may require R&D spending in excess of that amount, if such expense is justified by the estimated benefits. Rentech expects to choose and implement the highest-value alternative during the first half of 2013.

In its press release dated November 8, 2012, Rentech Nitrogen reiterated its guidance for the twelve months ending December 31, 2012. The partnership also provided an updated outlook for 2013.

Cash Distributions from Rentech Nitrogen

Rentech Nitrogen declared its third quarter cash distribution of $0.85 per unit, payable on November 14, 2012 to unit holders of record as of November 7. Rentech will receive approximately $19.8 million in third quarter cash distributions from Rentech Nitrogen, based on its ownership of 23.25 million units of the partnership as of the record date.

Conference Call with Management

The Company will hold a conference call today, November 8, 2012, at 11:00 a.m. PST, during which time Rentech's senior management will review the Company's financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-272-0419 or 303-223-4370. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. PST on November 8 through 1:00 p.m. PST on November 15. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21607164.

Rentech, Inc. and Subsidiaries

Consolidated Statements of Operations

(Stated in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Total Revenues	$60,170	$38,619	$169,465	$137,049
Cost of Sales	25,130	25,800	66,134	76,600

Gross Profit	35,040	12,819	103,331	60,449
Selling, general and administrative expense	12,058	4,409	33,832	20,318
Research and development	5,563	10,223	14,675	24,582
Depreciation and amortization	670	546	2,486	1,652
Loss on impairments	—	58,689	—	58,689
Advance for equity investment	—	(7,892)	—	(7,892)
Other	145	593	(292)	523

Operating Expenses	18,436	66,568	50,701	97,872

Operating Income (Loss)	16,604	(53,749)	52,630	(37,423)
Other Income (Expense), Net
Interest and dividend income	70	31	196	89
Interest expense	(828)	(5,380)	(5,288)	(12,936)
Loss on debt extinguishment	—	—	—	(9,223)
Loss on interest rate swaps	(327)	—	(907)	—
Other income (expense), net	(8)	(5)	59	(1)

Total Other Expenses, Net	(1,093)	(5,354)	(5,940)	(22,071)

Income (loss) before income taxes	15,511	(59,103)	46,690	(59,494)
Income tax expense	68	4	1,243	4

Income (loss) from continuing operations	15,443	(59,107)	45,447	(59,498)
Income from discontinued operations, net of tax	134	—	134	—

Net Income (Loss)	15,577	(59,107)	45,581	(59,498)
Net (income) loss attributable to noncontrolling interests	(11,307)	19	(35,056)	733

Net Income (Loss) Attributable to Rentech	$4,270	$(59,088)	$10,525	$(58,765)

Net Income (Loss) per Common Share Attributed to Rentech:
Basic	$0.02	$(0.26)	$0.05	$(0.26)

Diluted	$0.02	$(0.26)	$0.04	$(0.26)

Weighted-Average Shares:
Basic	220,063	223,356	223,572	222,899

Diluted	229,815	223,356	232,773	222,899

Rentech, Inc. and Subsidiaries

Balance Sheet Data

(Stated in Thousands)

	As of September 30, 2012	As of December 31, 2011
Cash and Cash Equivalents	$238,506	$237,478
Working Capital	154,378	206,434
Construction in Progress	45,734	9,809
Total Assets	395,289	360,528
Total Long-Term Liabilities	32,375	53,475
Total Rentech Stockholders' Equity	211,427	208,848

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. EBITDA is used as a supplemental financial measure by management and by external users of the Company’s financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis; and

•	the Company’s operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of Rentech’s costs and operations. In addition, EBITDA presented by other companies may not be comparable to Rentech’s presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for Rentech’s nitrogen products manufacturing segment for the three and nine months ended September 30, 2012 and 2011 (stated in thousands).

	Three Months Ended,		Nine Months Ended,
	September 30,		September 30,
	2012	2011	2012	2011
Net income	$28,848	$3,312	$89,448	$20,602
Add:
Interest income	(14)	(12)	(43)	(39)
Interest expense	39	4,522	181	10,841
Loss on debt extinguishment	—	—	—	9,223
Loss on interest rate swaps	327	—	907	—
Income tax expense	—	2,553	—	14,643
Depreciation and amortization	3,679	2,514	9,456	7,419
Other	—	1	(232)	—

EBITDA	$32,879	$12,890	$99,717	$62,689

Net income (loss) attributable to Rentech excluding loss on debt extinguishment and non-recurring items is a presentation of net income (loss) attributable to Rentech adjusted for items such as loss on impairments and extinguishment of debt. The table below reconciles net income (loss) attributable to Rentech excluding loss on debt extinguishment and non-recurring items to net income for the three and nine months ended September 30, 2011 (stated in thousands, except per share data).

	For the Three Months Ended	For the Nine Months Ended
	September 30, 2011
Net loss Attributable to Rentech	$(59,088)	$(58,765)
Loss on Impairments	58,689	58,689
Advance for Equity Investment	(7,892)	(7,892)
Loss on Debt Extinguishment	—	9,223

Net Income (Loss) Attributable to Rentech Excluding Loss on Debt Extinguishment and Non-Recurring Items	$(8,291)	$1,255

Net Loss per Share Attributable to Rentech	$(0.26)	$(0.26)
Loss on Impairments	0.26	0.26
Advance for Equity Investment	(0.04)	(0.04)
Loss on Debt Extinguishment	—	0.04

Net Income (Loss) per Share Attributable to Rentech Excluding Loss on Debt Extinguishment and Non-Recurring Items	$(0.04)	$—

Weighted-Average Shares Outstanding	223,356	222,899

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and develops technologies that enable the production of certified synthetic fuels and renewable power when integrated with certain other third-party technologies. The Company owns the Rentech-SilvaGas and the Rentech-ClearFuels biomass gasification technologies, each of which can produce synthesis gas from biomass or waste materials, for production of renewable power and fuels. The Rentech-ClearFuels gasifier can also produce renewable hydrogen as a product. Rentech also owns the patented Rentech Process, based on Fischer-Tropsch chemistry, which can convert syngas from the Company’s own or other gasification technologies into complex hydrocarbons that then can be upgraded into fuels or chemicals using refining technology that we license.

Rentech also owns, through its wholly-owned subsidiaries, the general partner and approximately 60% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a limited partnership traded publicly under the symbol RNF. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products domestically and abroad.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the forecasted cash spend for the alternative energy segment; the outlook for both our energy and nitrogen fertilizer businesses; and the projected financial impact of the Agrifos acquisition, including accretion, projected EBITDA and growth opportunities for the Pasadena facility. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com